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                                  EXHIBIT 99.1

                       FUTURELINK COMPLETES ACQUISITION OF
                    NEW YORK-BASED MADISON GROUP OF COMPANIES

Irvine, California, March 1, 2000 - FutureLink Corp. (Nasdaq: FTRL) today announced that it has completed the acquisition of privately-held MicroLan Systems, Inc, (doing business as Madison Technology Group) as well as sister companies Madison Consulting Resources, Inc. and Madison Consulting Resources, collectively "Madison". The acquisition was previously announced February 2, 2000 upon signing of the definitive agreement.


ABOUT MADISON
Madison Technology Group, founded in 1991, is an award winning IT consulting and network integration firm specializing in Thin Client Solutions, Network Security, Directory Services and Data Communications. Through its affiliated company, Madison Consulting Resources, Madison Technology Group also provides staff augmentation services to its Fortune 1000 clients. Application hosting services are provided by MadisonApps.com, the company's Application Service Provider (ASP) division. Madison is headquartered in New York, New York and maintains an office in Edison, New Jersey.

ABOUT FUTURELINK
FutureLink, The Computer Utility Company(TM), is one of the founders of the Application Service Provider (ASP) industry and a founding member of the ASP Industry Consortium.

FutureLink's ASP Division provides businesses with off-site, Internet-based computing. The company's server-based computing division builds application server farms and provides Citrix application server software integration services. With server-based computing solutions, FutureLink customers manage their own server farms, and provide ASP services to users with their own IT staff and FutureLink consultants. For more information, contact FutureLink toll-free at (877) 216-6001; e-mail: sales@futurelink.net; or visit the FutureLink Web site at http://www.futurelink.net.



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